As filed with the Securities and Exchange Commission on June 21, 2023 Registration No. 333-272454

PROSPECTUS

1,194,027 Shares

Socket Mobile, Inc.

Common Stock

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This prospectus relates to 1,194,027 shares of our common stock (“Common Stock”) which may be sold from time to time by certain stockholders set forth in the “Selling Stockholders” section of this prospectus. The shares offered by this prospectus represent shares issuable to the selling stockholders or their transferees upon conversion of secured subordinated convertible notes.

The prices at which the selling stockholders or their transferees may sell the shares may be determined by the prevailing market prices for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares offered by this prospectus.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “SCKT.” On June 20, 2023, the last reported sale price for our Common Stock on the Nasdaq Capital Market was $1.44 per share.

Investment in the securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q that is incorporated by reference into this prospectus.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 21, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the Common Stock described in this prospectus.

You should rely only on the information contained in, or incorporated by reference into, this prospectus or contained in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in, or incorporated by reference into, this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in, or incorporated by reference into, this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of securities. Our business, financial condition, operating results and prospects may have changed since that date.

You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.

For investors outside the United States, neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us,” or similar terms refer to Socket Mobile, Inc. When we refer to “you,” we mean the potential holders of the shares of our Common Stock.

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PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

The Company

We are a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Our data capture solutions are incorporated into mobile applications used in point of sale (POS), commercial services (field workers), asset tracking, manufacturing process and quality control, transportation and logistics (goods tracking and movement), event management (ticketing, entry, access control, and identification), medical and education. Our primary products are cordless data capture devices incorporating barcode scanning or RFID/Near Field Communications (NFC) technologies that connect over Bluetooth. All products work with applications running on smartphones, mobile computers and tablets using operating systems from Apple® (iOS), Google™ (Android™) and Microsoft® (Windows®). We offer an easy-to-use software developer kit (Capture SDK) to application providers, which enables them to provide their users with our advanced barcode scanning features. Our products are integrated by the application providers and are marketed by the application providers or their resellers.

SocketScan family. Our SocketScan family consists of the 700 Series (S700, S720, S730, S720, S740) companion scanners and 800 Series (S800, S820, S840, S860) attachable scanners. 700 Series are available in multiple vivid colors: blue, green, red, white, yellow and black. S720 reads both 1D and 2D barcodes on paper and screen. It’s a drop-in replacement for our most sold S700 while adding QR code functionality. 800 Series, 1D linear imaging (S800) and 2D (S820, S840, S860) are attachable to smartphones, tablets and other mobile devices with an easily detachable clip or DuraCase, creating a one-handed solution. S860 includes MRZ (machine-readable zone) support, making it capable of scanning passports, visas, and other travel documents in addition to barcodes. SocketScan 800 Series scanners may be used stand-alone as well. S820, which was launched recently, provides a basic and affordable option for those who wish to upgrade to 2D scanning.

DuraScan® Family. Our DuraScan® family consists of 700 Series (D700, D720, D730, D740, D745, D750, D755, D760) companion scanners and 800 Series (D800, D820, D840, D860) attachable scanners, which are designed to be durable barcode scanners with IP54-rated outer casing to withstand tougher environments. D740 is priced competitively with a 1D barcode scanner, making it the affordable 2D option available in the market. D820, which was launched recently, provides a basic and affordable option for those who wish to upgrade to 2D scanning. D745 and D755 are medical-grade, universal scanners. D760 and D860 include MRZ (machine-readable zone) support, making it capable of scanning passports, visas, and other travel documents. D820 provides a basic and affordable option for those who wish to upgrade to 2D scanning.

DuraSled Family. Our DuraSled (DS800, DS820, DS840, DS860) is a barcode scanning sled designed for durability. It combines a phone with a scanner to create a one-handed solution. DuraSled protects phones from impact damage and provides a robust charging solution for all environments. It is easy-to-use and ideal for delivery services, stock counting, ticketing and other App-driven mobile solutions. The DuraSled products are compatible with Apple, Samsung and Windows devices. DS820 provides a basic and affordable option for those who wish to upgrade to 2D scanning.

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Contactless RFID/NFC reader writer. Our contactless product line includes D600, S550 and S370. The D600, an ergonomically handheld model with IP54-rated outer casing, can read and write many different types of electronic SmartTags or transfer data with near-field communication. The S550, a contactless membership card reader/writer, is designed to facilitate tap-and-go smart card and NFC applications. S370 supports both barcode scanning and Near Field Communication (NFC) reading and writing technologies. It provides App providers the ability to read both QR code-based and NFC-based credentials, allowing App providers to accept multiple formats with one device. S370 can also read credentials following ISO 18013-5, the Mobile Driver’s License (mDL) standard being adopted in many states and countries.

SocketCam family. Our SocketCam (C820, C860) is a software-based barcode scanner and turns any mobile device into a high-performance barcode scanner. C820 offers a free, flexible, quick, and reliable data capture solution to our App partners.End-users whose data capture requirements exceed the capabilities of the free camera-based scanners can choose to purchase a Socket Scanner or C860, a a paid version of our SocketCam.

Software Developer Kit (CaptureSDK). Our Software Developer Kit (CaptureSDK) supports all our data capture devices with a single integration, making it easier for App providers to integrate our data capture capabilities into their applications. With the installation of our data capture software, the App providers’ customers can choose any of our products that work best for them. Our CaptureSDK enables the App providers to modify captured data, control the placement of the barcoded or RFID data in their applications, and control the feedback to the user that the transaction and transmission were successfully completed. Our CaptureSDK also supports the built-in camera in a customer’s smartphone or tablet to be used for occasional or lower-volume data collection requirements. The CaptureSDK uses tools integrated with software building environments such as Swift Package Manager, Maven and NuGet, adds support for high-level frameworks such as MAUI, ReactNative, Java, JavaScript and Flutter, and adds other features to make it easier for App providers to integrate our data capture software into their applications.

We design our own products and are responsible for all associated test equipment. We subcontract the manufacturing of all our product components to independent third-party contract manufacturers located in the United States, Mexico, Taiwan, Singapore, Malaysia and China that have the equipment, know-how and capacity to manufacture products to our specifications. We perform final product assembly, testing and packaging at, and distribute our products from, our Fremont, California facility. We offer our products worldwide through two-tier distribution enabling customers to purchase from large numbers of online resellers around the world including application providers who resell their own solutions along with our data capture products.

We believe growth in mobile applications and the mobile workforce resulting from technical advances in mobile technologies, cost reductions in mobile devices and the growing adoption by businesses of mobile applications for smartphones and tablets, builds a growing demand for our products. Our data capture products address the need for speed and accuracy by today’s mobile workers and by the systems supporting those workers, thereby enhancing their productivity and allowing them to exploit time-sensitive opportunities and improve customer satisfaction.

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Corporate Information

We were founded in March 1992 as Socket Communications, Inc. and reincorporated in Delaware in 1995 prior to our initial public offering in June 1995. We have financed our operations since inception primarily from the sale of equity capital or convertible debt and a receivables-based revolving line of credit with our bank. We began doing business as Socket Mobile, Inc. in January 2007 to better reflect our market focus on the mobile business market and changed our legal name to Socket Mobile, Inc. in April 2008. Our Common Stock trades on the Nasdaq Capital Market under the symbol “SCKT”. Our principal executive office is located at 40675 Encyclopedia Cir., Fremont, CA 94538, and our phone number is (510) 933-3000. Our Internet home page is located at http://www.socketmobile.com; however, the information on, or that can be accessed through, our home page is not part of this registration statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to such reports are available free of charge on or through our Internet home page as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.

Subordinated Convertible Notes

On May 26, 2023, we completed a secured subordinated convertible note financing of $1,600,000.

The secured subordinated convertible notes (collectively, the “Notes”) have a three-year term and will mature on May 26, 2026. The interest rate on the Notes is 10% per year, payable quarterly in cash. The holder of each Note may require us to repay the principal amount of the Note at any time after May 26, 2024.

The Notes are secured by our assets and are subordinated to our debts with Western Alliance Bank, our senior lender. The principal amount of each Note is convertible at any time, at the option of the holder, into shares of our Common Stock at a conversion price of $1.34 per share. Failure to pay the principal amount or any interest (with 5 days delinquency) when due are events of default under the Notes.

Charlie Bass, Chairman of the Company’s Board of Directors (the “Board”); Kevin Mills, the Company’s CEO and a Board director, and Bill Parnell, the Company’s Board director, participated in the Financing. Because the Financing involved such parties related to the Company, a special committee of the Board comprising the Board’s disinterested directors approved the Financing.

We issued the Notes in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”), as amended. As of the filing date for this registration statement, no Notes have been converted into Common Stock by the holders. We are now registering for resale under this prospectus the maximum number of shares of Common Stock currently issuable to the investors upon conversion of the Notes through the Note maturity date of May 26, 2026, plus an indeterminate number of additional shares of common stock as may from time to time be issued or issuable with respect to the foregoing securities as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

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The Offering

Common Stock offered by selling stockholders	1,194,027 shares of our Common Stock issuable upon conversion of the Notes.
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.
Nasdaq Capital Market symbol	SCKT

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RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed in our annual and quarterly reports filed with the SEC, all of which are incorporated herein by reference, before deciding to purchase shares of our Common Stock, including the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II—Item 1A—Risk Factors” in our most recent Quarterly Reports on Form 10-Q filed subsequent to such Form 10-K, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including any statements under “Prospectus Summary” and elsewhere in or incorporated into this prospectus regarding our strategy, future operations, financial position, results of operations, cash flows, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the selling stockholders undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, ultimately we may not achieve such plans, intentions or expectations.

We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. Such factors include, among others, the following: our ability to raise sufficient capital to fund our operations; our ability to achieve profitability; developments in the market for our products, including the market for smartphones, mobile computers, and tablets using the operating systems from Apple, Google and Microsoft; developments in our relationships with our strategic partners; and world economic and financial conditions. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares sold under this prospectus. The conversion of the Notes will relieve the Company of up to $1,600,000 in obligations that would otherwise be paid to note holders in cash (a maximum of 1,194,027 shares of Common Stock at the conversion price of $1.34 per share). All proceeds from the sale of the shares will be for the account of the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

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SELLING STOCKHOLDERS

The shares of Common Stock covered by this prospectus consist of shares issuable upon the conversion of the principal of the Notes into Common Stock. The Notes may be converted by their holders into Common Stock at any time. The registration statement of which this prospectus is a part has been filed in accordance with the terms of the Notes. The table below sets forth, to our knowledge, information about the holders of the Notes as of May 26, 2023, who may become selling stockholders hereunder.

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering. For purposes of the table below, however, we have assumed that the selling stockholders will sell all shares issuable upon conversion of the Notes, such that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders.

In the table below, beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our Common Stock. Unless otherwise indicated below, to our knowledge, the selling stockholders named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them. The number of shares of Common Stock beneficially owned prior to the offering shown in the table for each selling stockholder includes (i) all shares held by the selling stockholder prior to the issue of the Notes, plus (ii) all shares issuable upon conversion of the Notes being offered pursuant to the prospectus.

Under the terms of the Notes, a selling stockholder may not convert their Note into shares of our Common Stock to the extent such conversion would result in the aggregate number of shares issued upon conversion of the Notes exceeding the number we may issue without breaching our obligations under the rules or regulations of the Nasdaq Capital Market, except that this limitation will not apply in the event that we: (i) obtain the approval of our stockholders, as required by the applicable rules of the Nasdaq Capital Market, for issuances of shares upon conversion of the Notes in excess of such amount, or (ii) obtain a written opinion from outside counsel to us that such approval is not required, which opinion is reasonably satisfactory to the applicable selling stockholder. The number of shares in the second column in the table below does not reflect this limitation, but rather assumes that the selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Throughout this prospectus, when we refer to the “selling stockholders,” we mean the persons listed in the table below, as well as any pledgees, donees, assignees, transferees, successors and others who may later hold any of the selling stockholders’ interests, and when we refer to the shares of our Common Stock being offered by this prospectus on behalf of the selling stockholders, we are referring to the shares of our Common Stock issuable upon the conversion of Notes, collectively, unless otherwise indicated.

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of Common Stock since the date as of which the information in the table below is presented. Information about the selling stockholders may change over time.

Unless otherwise noted below, the address of each stockholder listed in the table below is c/o Socket Mobile, Inc., 40675 Encyclopedia Cir, Fremont, CA 94538.

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	Shares Beneficially	Shares Being	Shares Beneficially Owned
	Owned Prior to	Registered for	After Offering
Name	Offering	Resale	Number	Percent (1)
Charlie Bass(2)	2,771,892	746,268	2,025,624	27.5%
Kevin Mills(3)	916,806	373,133	543,673	7.4%
Bill Parnell(4)	116,959	74,626	42,333	*

*	Less than 1%.
(1)	Based upon 7,215,853 shares of Common Stock outstanding as of the close of business on June 2, 2023 and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(2)	Consists of (i) 1,198,651 shares of Common Stock held by The Bass Trust U/D/T April 29, 1988 (“The Bass Trust”), (ii) 142,042 shares of Common Stock issuable pursuant to stock options held by Mr. Bass that are exercisable within 60 days of June 2, 2023, (iii) 684,931 shares issuable upon conversion of the convertible subordinated secured promissory note purchased by The Bass Trust on August 31, 2020, and (iv) 746,268 shares issuable upon conversion of the Note held by The Bass Trust. The Bass Trust is a family trust, of which Mr. Bass is the trustee. Mr. Bass has voting control and beneficial ownership of the securities held by The Bass Trust. Mr. Bass has served as Chairman of our Board of Directors since March 1992.
(3)	Consists of (i) 268,666 shares of Common Stock held by Mr. Mills, (ii) 155,144 shares of Common Stock issuable pursuant to stock options held by Mr. Mills that are exercisable within 60 days of June 2, 2023, (iii) 119,863 shares issuable upon conversion of the convertible subordinated secured promissory note purchased by Millennium Trust Company, LLC on August 31, 2020, and (iv) 373,133 shares issuable upon conversion of the Note held by Kevin & Frances Mills Trust Under Declaration of TR DTD April 10, 2003 (the “Mills Trust”). Millennium Trust Company, LLC is the custodian of an individual retirement account for the benefit of Mr. Mills. Mr. Mills has voting control and beneficial ownership of the securities held by the Mills Trust and Millenium Trust Company, LLC. Mr. Mills has served as our President and Chief Executive Officer since March 2000.
(4)	Consists of (i) 42,333 shares of Common Stock issuable upon pursuant to stock options held by Mr. Parnell that are exercisable within 60 days of June 2, 2023, and (ii) 74,626 shares issuable upon conversion of the Note held by Mr. Parnell. Mr. Parnell has served as on our Board of Directors since July 2019.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership or other distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common Stock may be listed or quoted at the time of sale;
•	privately negotiated transactions and transactions other than on these exchanges or systems;
•	sales in the over-the-counter market;
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•	one or more block transactions, including transactions in which a broker-dealer attempts to sell the shares as agent, but may also position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;
•	ordinary brokerage transactions or transactions in which a broker solicits purchasers;
•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;
•	sales by broker-dealers of shares that are loaned or pledged to such broker-dealers;
•	“at the market” offerings to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	in accordance with pledges to secure or in payment of debt and other obligations, including pledges to brokers or dealers who may from time to time effect distributions of our Common Stock and, in the case of any collateral call or default on such loan or obligation, sales of shares by such pledgees or secured parties;
•	in connection with short sales of our Common Stock and delivery of shares to close out short positions;
•	through distribution by a selling stockholder or its successor in interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners or stockholders);
•	exchange distributions and/or secondary distributions;
•	through the writing of options, whether the options are listed on an options exchange or otherwise;
•	in connection with the writing of non-traded or exchange-traded call options, in hedge transactions or in settlement of other transactions in standardized or over-the-counter options;
•	distributions to creditors of the selling stockholder; or
•	through a combination of the foregoing or any other available means allowable under applicable law.

The selling stockholders and their successors, including their own transferees, pledgees or donees or their successors, may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. Discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the offering and sale of the securities covered by this prospectus.

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DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our restated certificate of incorporation and bylaws are summaries and are qualified by reference to these documents, which were filed with the SEC and are referenced in the exhibits to our registration statement, of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 23,000,000 shares, with a par value of $0.001 per share, of which:

•	20,000,000 shares are designated as common stock; and
•	3,000,000 shares are designated as preferred stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, except that, upon giving notice as required by law, stockholders may cumulate their votes in the election of directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding convertible preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of convertible preferred stock.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action.

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Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Restated Certificate of Incorporation and Our Bylaws

Certain provisions of Delaware law and certain provisions included in our restated certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences, or relative, participation, optional, and other special rights, if any, and any qualifications, limitations, or restrictions, of the shares of such series.

Removal of Directors

Our bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that, if and so long as stockholders are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

Special Meetings of Stockholders

Our bylaws provide that a special meeting of stockholders may be called at any time by the board of directors, or by the chairman of the board, or by the president, or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes of all shares of stock owned by stockholders entitled to vote at that meeting.

Advance Notice Procedures for Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received by the secretary of the Company not less than 90 days before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

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Action by Written Consent

Our restated certificate of incorporation and bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Business Combinations with Interested Stockholders

We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced excluding for purposes of determining the number of shares outstanding the shares owned by directors and officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or on or following the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions that our board of directors do not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certification of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of Section 203.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain legal matters relating to the validity of the securities offered hereby.

EXPERTS

Sadler, Gibb & Associates, LLC, independent registered public accounting firm, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Sadler, Gibb & Associates, LLC’s report and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed by us with the SEC are not necessarily complete. You should refer to the copies of those documents for a more complete understanding of the matters involved. Each statement concerning these documents is qualified in its entirety by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You can also find these documents through our own web site which is located at http://www.socketmobile.com. Information included on our web site is not a part of this prospectus or any prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023 (“Form 10-K”).
(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023.
(3)	The portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into the Form 10-K, filed with the SEC on April 18, 2023.
(4)	Our Current Reports on Form 8-K filed with the SEC on January 27, 2023 and May 30, 2023 (except to the extent information contained in any of the Forms 8-K is furnished and not filed).
(5)	The description of our Common Stock contained in the Registration Statement on Form 8-A relating thereto, filed with the SEC on June 17, 2016, including any amendment or report filed for the purpose of updating such description.

For the purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of the information that has been incorporated by reference into this prospectus at no cost upon an oral or written request to:

Socket Mobile, Inc.

40675 Encyclopedia Cir

Fremont, CA 94538

Attention: Lynn Zhao

Phone: (510) 933-3016

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1,194,027 Shares

SOCKET MOBILE, INC.

____________________

COMMON STOCK

PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

June 21 , 2023